Exhibit 10.2

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made by and between FatBrain, LLC a Delaware Limited Liability Company, having an office at 54 W40th Street, Suite 1123, NYC, NY 10018 USA (“FatBrain”) and Tempus, Inc, a District of Columbia Corporation, having an office at 1201 New York Ave NW #300, Washington, DC 20005 (“Customer”), as of May 5, 2021 (“Effective Date”).

In consideration of the mutual promises and covenants set forth in this Agreement, the Parties agree as follows:

1. Definitions.

(a)    “Confidential Information” means any and all information, in any medium, which is provided by one party to this Agreement (“Discloser”) to the other party (“Recipient”), that is either (i) related to business practices, financial statements, financial information, pricing, contractors, resellers, customers, products, methods, techniques, processes, know-how, apparatuses, proprietary software (source and object code), and employee data; (ii) marked using a legend such as “confidential”, “proprietary” or similar words, or if disclosed orally must be confirmed as such by the Discloser in a writing delivered within seven (7) days of disclosure; or (iii) any information which the Recipient should have reasonably considered to be confidential under the circumstances surrounding disclosure. Confidential Information will include, without limitation, this Agreement, including any Statement of Work or other attachments, and any FatBrain pricing information.

(b)    “Deliverables” means any and all tangible deliverables and other work product of Services delivered by FatBrain to Customer pursuant to a Statement of Work, but specifically excluding any Products (as defined below).

(c)    “Statement of Work” means a statement of work that references this Agreement and is executed by both parties during the term of this Agreement.

(d)    “Service” or “Services” means the services to be performed by FatBrain under any Statement of Work.

2. Purpose and Scope

(a)    Purpose and Scope of Agreement. The purpose of this Agreement is to set forth the terms and conditions under which FatBrain will perform Services for Customer and deliver the Deliverables to Customer. This Agreement governs all Services performed for Customer and all Deliverables provided to Customer pursuant to any Statement of Work.

(i)              Statement of Work. Customer and FatBrain will jointly prepare a Statement of Work whenever Customer wishes to purchase Services from FatBrain. Each Statement of Work will reference this Agreement and will provide the following information (if applicable): (A) a description of the Services to be performed by FatBrain for Customer; (B) description of the Deliverables to be delivered by FatBrain to Customer; (C) the price and payment schedule for Services; (D) a description of the locations where Services are to be performed; (E) a schedule for the performance of Services; and (F) any special terms and conditions that will apply to the applicable Statement of Work.

(b)    Execution of Statement of Work; Order of Precedence. After both parties have signed a Statement of Work, that Statement of Work will be incorporated into and made a part of this Agreement. All of the terms and conditions of this Agreement will apply to that Statement of Work, except that any terms and conditions expressly set forth in that Statement of Work that conflict with the terms and conditions of this Agreement will govern over the terms and conditions of this Agreement. Any such conflicting terms and conditions will apply only to that particular Statement of Work and will have no application to any other Statement of Work. FatBrain will have no obligation to perform Services, and Customer will have no obligation to pay FatBrain for any Services, not within a Statement of Work.

(c)    Changes. If Customer desires to make any changes to a Statement of Work, Customer and FatBrain will discuss the changes and FatBrain will provide Customer with a written description of the proposed change, any impact it may have on price and any impact it may have on project schedule. Customer may accept or reject the description. If accepted by both parties, such description will be made part of the applicable Statement of Work and will supersede any conflicting portions of the applicable Statement of Work.

(d)    Prevailing Terms. If any purchase order, acceptance or other document is used by Customer in connection with the performance of Services, then notwithstanding any terms and conditions therein contained to the contrary, the terms and conditions of such documents will be governed by the terms and conditions of this Agreement and any terms and conditions thereof which are inconsistent, different from, or in addition to, the terms and conditions of this Agreement will be null and void and of no force or effect.

Products. Notwithstanding anything to the contrary in this Agreement, any and all products, hardware, equipment or software (“Products”) sold, made available or provided by FatBrain to Customer in connection with any Services or this Agreement will be provided to Customer pursuant to FatBrain’s standard Terms and Conditions of Sale, which may be updated from time to time, and can be found at: www.fatbrain.ai/terms-and-conditions

3. Engagement of Services.

(a)     Services. FatBrain will use commercially reasonable efforts to render the Services set forth in each Statement of Work according to the terms set forth therein in a timely and professional manner consistent with industry standards. Customer will make its facilities, equipment and staff available to FatBrain as reasonably necessary to complete any Services set forth in a Statement of Work. For Services provided on Customer’s premises, Customer will provide a safe, secure working environment and will make any accommodations as reasonably requested by FatBrain.

(b)     Customer Responsibilities. FatBrain’s provision of Services under this Agreement depends on Customer’s providing required assistance or input. Such Customer responsibilities will generally be listed or described in this Agreement, the Statement of Work, or may be communicated to Customer by FatBrain as particular needs arise. FatBrain will not be deemed in violation of this Agreement based on any failure or delay attributable to failure of Customer to meet such responsibilities.

(c)     Staff. During the term of this Agreement and for a period of one (1) year following termination, each party will not solicit for employment or hire the other party’s employees or contractors without prior written consent of the applicable party; provided, however, that nothing in this Section 3(c) will prohibit either party from engaging in general advertising for positions (as long as they are not targeted at any aforementioned person) and hiring anyone in response to such general advertising.

(d)     Third Party Terms. FatBrain’s performance of Services under this Agreement may be subject to third party agreements or terms of use. Such agreements or terms will be set forth in the applicable Statement of Work, or will otherwise be provided to Customer for review. To obtain Services under this Agreement, Customer must accept all such third-party agreements or terms.

4. Compensation.

(a)    Fees and Payment. FatBrain will invoice Customer and Customer will pay FatBrain fees for Services as set forth in the applicable Statement of Work. Customer will pay all invoices no later than thirty (30) days after the date of the invoice. Late payments of any amount not subject to a good faith dispute will accrue interest at the lesser of 1.5 % per month or the highest rate allowed by applicable law. All fees and payments hereunder will be paid in U.S. Dollars.

(b)    Taxes. Unless otherwise stated in the relevant Statement of Work, stated fees do not include, and are net of, any foreign or domestic governmental taxes or charges of any kind that may be applicable to the provision of the Services, including without limitation excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs, or duties. Customer will be responsible for, and will pay in a timely manner, all such taxes and charges levied against FatBrain, excluding taxes on the income of FatBrain. If FatBrain has the legal obligation to pay or collect such taxes, the appropriate amount will be invoiced to Customer, excluding taxes on the income of FatBrain, and paid by Customer, unless Customer provides FatBrain with a valid tax exemption certificate authorized by the appropriate taxing authority. All payments by Customer will be made free and clear of, and without reduction for, any withholding taxes. Any such taxes that are otherwise imposed on payments to FatBrain will be the sole responsibility of Customer.

5. Independent Contractor Relationship.

The parties acknowledge and agree that FatBrain’s relationship with Customer will be that of independent contractor and nothing in this Agreement (including any Statement of Work) or other agreement between the parties should be construed to create a partnership or joint venture relationship or make Customer a joint employer, co-employer, dual-employer or single employer of FatBrain’s personnel. Neither party is an agent of the other party and neither party is authorized to make any representation, contract, or commitment on behalf of the other party.

6. Intellectual Property Rights.

(a)    Deliverables. Any Deliverables, except for the FatBrain Engine (as defined below) contained therein, delivered by FatBrain to Customer (the “Transferred Deliverables”) in the course of providing the Services will be the property of Customer from and after the date on which Customer pays FatBrain the undisputed fees with respect to the applicable Transferred Deliverable. Accordingly, FatBrain assigns to Customer, effective on that date, any and all of its rights in such Transferred Deliverables together with any and all rights in the nature of copyright and all other intellectual property rights, which it may have in such Transferred Deliverables.

(b)    FatBrain Engine. FatBrain may use proprietary tools, computer programs, algorithms, databases, methods and techniques, processes, forms, templates and other materials and ideas developed by itself or others to perform the Services for Customer (“FatBrain Engine”). Customer acknowledges and agrees that the FatBrain Engine, including any modifications, improvements, adaptations, or enhancements thereto or new versions thereof, are not deemed a Transferred Deliverable or “work made for hire” under this Agreement and remain the sole property of FatBrain.

(c)    License to FatBrain Engine. FatBrain hereby grants to Customer a limited and nonexclusive license to copy, have copied, distribute, have distributed, publicly perform and have publicly performed, display and have displayed and otherwise use FatBrain Engine solely to the extent included or embodied in the Deliverables, and to make full use of such Deliverables for Customer’s own benefit in and throughout Customer’s business solely in connection with its business operations and not for commercial exploitation in any other manner. Customer will not transfer FatBrain Engine to any third party through reselling, sublicensing or subcontracting for the purpose of providing services similar to that which FatBrain provides to Customer under this Agreement or for any other commercial purpose.

7. Representations and Warranties; Warranty Disclaimer.

(a)    FatBrain hereby represents and warrants that (i) FatBrain has the full right and power to enter into and perform this Agreement; (ii) FatBrain will use commercially reasonable efforts so that no (A) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with, otherwise adversely affect or without authorization access or delete computer programs, data files or operations; or (B) other code typically described as a virus or by similar terms, including Trojan horse, worm or backdoor (the items in (A) and (B), collectively, “Viruses”) are coded or introduced into the Services or the systems or applications relating to the Services and if a Virus has been introduced into the systems and applications relating to the Services, FatBrain will use commercially reasonable efforts to remove the Virus and restore Services; (iii) its provision of the Services is and will be in compliance with all applicable laws, rules and regulations; and (iv) it will perform the Services in a professional and workmanlike manner.

(b)    Customer hereby represents and warrants that Customer has full right and power to enter into and perform this Agreement and that the person signing this Agreement on its behalf has the power and authority to bind Customer to this Agreement.

(c)    Services under this Agreement are warranted in accordance with any applicable Service Level Agreement terms specified in the applicable Statement of Work, and FatBrain makes no other warranties or representations regarding the Services under this Agreement. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED TO CUSTOMER HEREIN, FATBRAIN MAKES NO ADDITIONAL REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. FATBRAIN EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, QUALITY, ACCURACY, TITLE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. CUSTOMER WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF FATBRAIN TO ANY DISTRIBUTOR, END USER, OR OTHER THIRD PARTY. Customer’s sole remedy for breach of FatBrain’s service warranty shall be re-performance of the Services.

8. Term and Termination.

(a)    Term. This Agreement will become effective as of the Effective Date, and will remain in effect until terminated by any of the events of this Section 8.

(b)    Termination by Both Parties. The parties may mutually terminate the Agreement or any Statement of Work by written agreement at any time.

(c)    Termination by Customer. Customer may terminate (i) this Agreement at any time that there is no uncompleted Statement of Work (SOW) in effect or upon FatBrain’s material breach of this Agreement, which has not been cured within thirty (30) days after notice of such breach and intent to terminate has been provided to FatBrain, (ii) this Agreement or any Statement of Work immediately upon a breach by FatBrain of Sections 6 (Intellectual Property Rights) or 10 (Confidentiality) of this Agreement, (iii) this Agreement or any Statement of Work if FatBrain becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to FatBrain and is not dismissed within thirty (30) days, (iv) as specified according to the terms of a then-subsisting SOW or related Schedule.

(d)    Termination by FatBrain. FatBrain may terminate (i) this Agreement at any time that there is no uncompleted Statement of Work in effect upon thirty (30) days’ prior written notice to Customer; (ii) this Agreement or any Statement of Work immediately upon thirty (30) days following a material breach of this Agreement by Customer, which has not been cured within thirty (30) days after notice of such breach and intent to terminate has been provided to Customer; (iii) this Agreement or any Statement of Work immediately upon a breach by Customer of Sections 6 (Intellectual Property Rights) or 10 (Confidentiality) of this Agreement; or (iv) this Agreement or any Statement of Work if Customer becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to Customer and is not dismissed within thirty (30) days.

(e)    Effect of Termination. Upon termination of this Agreement, all Statement of Works will terminate along with this Agreement. Upon termination of the Agreement, Customer will immediately (i) cease usage of the Services and any other systems or applications relating to the Services; and (ii) cease usage of and return to FatBrain or securely destroy any FatBrain Confidential Information in Customer’s possession. Upon termination of the Agreement, FatBrain will (i) cease performing the Services, and (ii) deliver to Customer or securely destroy any Customer Confidential Information in FatBrain’s possession. In the case of termination of a Statement of Work, the parties will take the actions listed in this Section 8(e) and any additional actions set forth in the applicable Statement of Work, except only to the extent the actions apply to the Services covered by the terminated Statement of Work.

9. Indemnification.

(a)    Indemnification by FatBrain. FatBrain will, using its own counsel, defend, indemnify and hold harmless Customer, its affiliates and subsidiaries and its and their directors, officers, employees, agents, and contractors from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees), judgments or settlement amounts arising out of or in connection with any third party claim (i) that Customer’s use of Services or any Deliverable provided pursuant to a Statement of Work hereunder infringes any United States patent, copyright, trademark, trade secret, privacy right, right of publicity or other proprietary right of a third party; or (ii) arising out of or in connection with FatBrain’s gross negligence or willful misconduct.

(b)    Indemnification by Customer. Customer will defend, indemnify and hold harmless FatBrain, its affiliates and subsidiaries and its and their directors, officers, employees, agents, and contractors from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees), judgments or settlement amounts arising out of or in connection with any third party claim (i) arising from Customer’s use of the Services or Deliverables other than as authorized under this Agreement; or (ii) arising from Customer’s gross negligence or willful misconduct.

(c)    Obligations. In connection with the indemnification obligations provided under this Agreement, a Party seeking indemnification (“Indemnified Party”) will: (i) promptly notify the other Party (“Indemnifying Party”) of any claim that is subject to the Indemnifying Party’s indemnification obligations hereunder, but any failure to promptly notify the Indemnifying Party will not discharge any indemnification obligation unless and only to the extent that such failure is held to prejudice the Indemnifying Party’s claim; (ii) reasonably cooperate with the Indemnifying Party in the defense or settlement of the claim, including the provision of all assistance, information and authority reasonably requested by the Indemnifying Party, provided any reasonable related costs or expenses incurred by the Indemnified Party will be covered by the Indemnifying Party; and (iii) grant the Indemnifying Party the right to control the defense and settlement of any claim which is subject to indemnification. Notwithstanding the foregoing, the Indemnified Party will have the right to employ separate counsel and participate in the defense of such action at the Indemnified Party’s expense.

(d)    Exclusions. Notwithstanding the foregoing, FatBrain will have no liability for any claim of infringement based on (i) the use of a superseded release or version of the Services or Deliverables if the infringement would have been avoided by the use of the current release provided to Customer by FatBrain; (ii) the modification of the Services or Deliverables by anyone other than FatBrain or its agents, except where such modification is authorized by FatBrain in writing; (iii) the use of the Services or Deliverables other than in accordance with their published documentation and this Agreement or with any written instructions otherwise provided by FatBrain; (iv) the combination of the Services or Deliverables with other software, hardware, or services not provided by FatBrain; or (v) Customer’s use of the Services or Deliverable after notice from FatBrain of the replacement of infringing Services or Deliverables or that Customer should cease use of the Services or the Deliverables due to a legal claim. These exclusions apply to the extent that the infringement would have been avoided but for such use of a superseded release, modification, non-compliance, or combination.

(e)    Remedies; Sole Remedy for Infringement, Misappropriation. If any Service or Deliverable, or any material portion thereof, is held by a court of competent jurisdiction to infringe, or if FatBrain believes that the Service or Deliverable may be subject to a claim or held to infringe, FatBrain will in its reasonable judgment and at its own expense use reasonable commercial efforts to (i) replace or modify the Service or Deliverable so as to be non-infringing, provided that the replacement Service or Deliverable contains substantially similar functionality; or (ii) obtain for Customer a license to continue using the Service or Deliverable. If a non-infringing alternative or a license to use the Service or Deliverable cannot be obtained upon commercially reasonable terms, as determined by FatBrain, FatBrain will terminate the affected Service or Deliverable with no further payment obligation of Customer for the affected Service or Deliverable. THIS SECTION STATES FATBRAIN'S TOTAL RESPONSIBILITY AND LIABILITY, AND CUSTOMER’S SOLE REMEDY CONCERNING CLAIMS BROUGHT BY THIRD PARTIES REGARDING INFRINGEMENT OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT FOR ANY SERVICE OR DELIVERABLE, OR ANY PART THEREOF, AND IS IN LIEU OF AND REPLACES ANY AND ALL OTHER EXPRESS, IMPLIED OR STATUTORY WARRANTIES, TERMS, OR CONDITIONS REGARDING INFRINGEMENT AND MISAPPROPRIATION.

10. Confidential Information.

(a)    Each party acknowledges that during the course of performing its obligations hereunder it may receive Confidential Information. Each party will employ the same degree of care to protect the secrecy and confidentiality of the Confidential Information of the other party as it uses to protect its own Confidential Information of a similar nature, but in no event less than a reasonable degree of care. Each party will restrict the release, access and use of Confidential Information to those of its employees, officers, directors, consultants and agents who reasonably need access to the Confidential Information in order to perform its obligations under this Agreement and the applicable Statement of Work, provided such employees, officers, directors, consultants and agents are subject to written agreements which contain confidentiality obligations that enable each party to comply with the provisions of this Agreement and the applicable Statement of Work. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party will be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement.

(b)    Confidential Information herein will not include information that (i) the Recipient had in its possession prior to disclosure to the Recipient by the Discloser; (ii) was part of the public knowledge or literature, not as a result of any action or inaction of the Recipient; (iii) was subsequently disclosed to the Recipient from a source other than the Discloser who was not bound by an obligation of confidentiality to the Discloser; (iv) was independently developed by the Recipient without reference to or the use of, directly or indirectly, any Confidential Information; or (v) the Recipient is required to disclose pursuant to a court order or as otherwise required by law; provided, however, that Recipient notifies the Discloser within sufficient time to give the Discloser a reasonable period to contest such order, and further reasonably cooperates with Discloser in contesting such order.

11.       LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY UNDER ANY CLAIM OR CIRCUMSTANCE, WHETHER THE CLAIM SOUNDS IN CONTRACT, TORT, OR OTHER LEGAL THEORY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS, BUSINESS OR REVENUES OR LOST GOODWILL) ARISING OUT OF OR RELATING TO THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

EACH PARTY’S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT AND ANY STATEMENT OF WORK, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, WILL NOT EXCEED AN AMOUNT EQUAL TO THE FEES PAID OR PAYABLE BY CUSTOMER IN THE TWELVE (12) PRECEDING MONTHS OF SERVICE PURSUANT TO THE APPLICABLE STATEMENT OF WORK.

12. General Terms.

(a)    Publicity. Parties may use each other’s name only with prior written consent of Parties’ officers for purposes of publicity or promotion of Services (including adding Parties’ names and describing purchased Services in client lists or press releases).

(b)    Force Majeure. Except for payment obligations under this Agreement, neither party will be liable for any failure or delay in performing its obligations under this Agreement and any Statement of Work on account of strikes, riots, wars, acts of terrorism, fires, floods, explosions, earthquakes, government action or regulation, acts of God, or other causes beyond the reasonable control of such party; provided, that such party gives the other party written notice thereof promptly and uses good faith efforts to so perform or cure the non-performance.

(c)    Assignment. Neither party may assign or subcontract any or all of its obligations or rights under this Agreement, including any Statement of Work, without the other party’s prior written consent, which will not be unreasonably withheld; provided, however, that either party may assign this Agreement in connection with any merger or sale of all or substantially all of its assets or equity. In the event of any such assignment, any and all obligations of the assigning party under this Agreement, including any Statement of Work, will apply fully to any such assignee as if it were the assigning party under this Agreement. Any assignment in violation of the foregoing will be deemed null and void. This Agreement, including any Statement of Works will inure to the benefit of the parties, their successors and permitted assigns.

(d)    No Waiver. Failure of either party to enforce any provision of this Agreement or any Statement of Work will not be deemed a waiver of the right to thereafter enforce that or any other provision of this Agreement or any Statement of Work.

(e)    Modifications. Any amendment or modification of this Agreement or any Statement of Work must be made in writing and signed by authorized representatives of both of the parties.

(f)     Governing Law; Forum. This Agreement and any Statement of Work will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles. The parties agree that the state and federal courts sitting in New York will have sole and exclusive jurisdiction and venue over any matter arising out of this Agreement and the applicable Statement of Work and each party hereby submits itself to the venue and jurisdiction of such courts. Each party hereby waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in such court, including any claim that such proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing, nothing contained in this paragraph will prohibit either party from seeking equitable relief in any jurisdiction for breaches of confidentiality (under Section 11) or license rights (under Section 8) hereunder.

(g)    Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement or any Statement of Work which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding will be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

(h)    Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Agreement will remain in full force and effect, and will be construed so as to best effectuate the intention of the parties in executing it.

(i)     Survival. Any obligations which either expressly or by their nature are to continue after the termination or expiration of this Agreement will survive and remain in effect.

(j)     Export. Customer covenants that it will not export or re-export, either directly or indirectly, the Services or Deliverables, or related technology in violation of U.S. export control laws, including but not limited to the Export Administration Act of 1979, 50 U.S.C. App. §§ 2401-2420, the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1707, and any regulations, orders or rule issued pursuant thereto ("U.S. Export Controls") and will obtain any and all licenses, filings, registration and approvals required for export or re-export of the Services or Deliverables under U.S. Export Controls. Customer further covenants that it will not export or re-export the Services or Deliverables to a party listed on any of the unauthorized lists maintained by the U.S. Department of Commerce, the U.S. Department of Treasury or the U.S. Department of State, as found at www.bis.doc.gov or to any person owned or controlled by such person.

(k)    Notice. Any notices provided under this Agreement will be deemed given three (3) days after being sent by a national overnight delivery service or express mail, and immediately after personal delivery to the other party at the addresses shown above to the attention of the other party’s elected officer or as otherwise specified in writing by the other party.

(l)     Entire Agreement. This Agreement, together with all Statement of Works and exhibits attached hereto constitutes the entire agreement between the parties as to the subject matter hereof and supersedes and cancels any and all written or oral agreements previously or contemporaneously existing between the parties with respect to such subject matter. Customer acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

(m)   Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, will be deemed to be an original, and all such counterparts together will constitute one and the same agreement. Facsimile or PDF copies of this Agreement will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Tempus, Inc.	FatBrain, LLC

Signature: /s/ Michael Lindermann	Signature: /s/ Shawn R. Carey

Print Name: Michael Lindermann	Print Name: Shawn R. Carey

Title: Chief Compliance Officer	Title: Managing Director

Date: May 10, 2021	Date: May 10, 2021